* Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment and those portions have been filed separately with the Securities and Exchange Commission.

MASTER SALES, COLLABORATION AND DISTRIBUTION AGREEMENT

THIS MASTER SALES COLLABORATION AND DISTRIBUTION AGREEMENT ("Agreement") is made effective as of October 6, 2005 by and among Skinvisible Pharmaceuticals, Inc. a corporation organized and existing under the laws of the State of Nevada, ("SKVI") and EMD Chemicals Inc., a corporation organized and existing under the laws of the State of New York ("EMD").

WHEREAS, SKVI is engaged in the business of, among other things, developing and selling polymer and polymer delivery systems sold under the brand name Invisicare®; and

WHEREAS, Invisicare® is a patented product belonging to SKVI; and

WHEREAS, EMD is engaged in the business of selling cosmetic pigments and chemicals to the end users thereof; and

WHEREAS, EMD is willing to become the exclusive, world-wide seller and distributor of Product (defined below) in the Field (defined below); and

WHEREAS, EMD will market the Product to prospective customers in the Field, SKVI and EMD will collaborate to develop Product formulations for such prospective customers; and

WHEREAS, SKVI possesses the technical and scientific resources and competencies to develop Product for individual prospective customers application; and

WHEREAS, SKVI and EMD intend that they shall share compensation from customers for Product which may include: payment for Product, a license fee and royalty on Product sales by EMD customers; and

WHEREAS, EMD and SKVI are willing to extend such licenses as necessary to support such consideration, including exclusivity as may be needed; and

WHEREAS, SKVI and EMD intend that this Agreement serve as a master or base form of supply agreement and that SKVI and EMD shall agree upon and enter into customer specific supply agreements with each other, as needed, for the supply of Product to EMD’s customers; and

NOW THEREFORE, in consideration of the foregoing promises and the mutual covenants hereinafter expressed, the parties hereto agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following words and terms shall have the meaning set forth below:

1.1 "Area" shall mean the entire world.

1.2 "Effective Date" shall mean the date set forth in the first paragraph of this Agreement.

1.3 “Field” shall mean the cosmetics and personal care markets, but excluding the antimicrobial/barrier market, the prescription drug market, the over-the-counter drug market, and the market for sunless tanning sprays with viscosities of less than 200 cts. In addition, the Field shall exclude the following existing clients of SKVI: Dermal Defense, Inc., Safe4Hours, Inc., JD Nelson & Associates, Inc., Cross Global, Inc. dba Sunless Beauty, and Natural Body Care, Inc. dba Sensaria.

1.4 Product" shall mean Invisicare® conforming to the Specifications (defined below).

1.5 "Termination Date" shall mean the date upon which this Agreement is cancelled or terminated, as provided in §§13 and 14 herein.

1.6 “Specifications” shall mean the specifications for Invisicare® set forth in Schedule A which is attached hereto and incorporated into this Agreement.

2. GRANT OF DISTRIBUTORSHIP

2.1 Exclusive Distributorship. Upon the terms and conditions set forth herein, SKVI appoints EMD as the exclusive distributor for the sale and promotion of the Product (including the sub-licensing to EMD’s customers of any licenses necessary to utilize the Product) to the Field throughout the Area. EMD may appoint other sub-distributors or agents hereunder, including any of its affiliated companies, including any of the Merck KGaA group companies. EMD may only appoint non-affiliated companies after providing written notification to SKVI. EMD shall be entirely responsible for the performance of its sub-distributors and/or agents and nothing in this Agreement shall be deemed to create the relationship of principal and agent, or any similar relationship, between SKVI and EMD and/or any sub-distributor or agent of EMD.

2.1.1 SKVI will use its best efforts to ensure that EMD’s exclusive distributorship of Product to the Field is respected throughout the Area.

2.1.2 EMD will maintain staff, equip and facilities (which SKVI may inspect from time to time during regular business hours and upon reasonable written notice) for the marketing and sale of the Product in the Area. Such facilities shall be sufficient to enable EMD to satisfy properly its marketing and sales responsibilities under this Agreement.

2.2 Minimum Revenue Milestones. EMD shall use reasonable, commercial efforts to market and sell the Product within the Area, which efforts shall include but not be limited to prompt performance of all of its obligations under this Agreement. In this regard, EMD will use reasonable, commercial efforts to achieve the minimum revenue milestones as set forth in Schedule “D” attached hereto. In the event that EMD fails to meet the minimum revenue milestones (excluding revenues lost due to causes beyond EMD’s control) in any of the purchase periods as noted in the schedule, EMD shall develop a revised marketing plan intended to achieve the minimum revenue milestones

(“Revised Plan”) and will provide SKVI a written summary of the Revised Plan within 30 days after the end of the prior purchase period. SKVI shall have the right, at its reasonable discretion, to accept or reject the Revised Plan. Once SKVI gives notice of its acceptance of the Revised Plan, EMD shall have an additional six-months from notification to make up the balance of the minimum revenue milestones for such prior purchase period. If after such six-months EMD is unable to make up such prior minimum revenue milestones, SKVI shall have the right to terminate the exclusivity of the distribution rights hereunder and shall be entitled to seek other customers or distributors for the Products in the Field within the Area. EMD shall retain the rights to continue to distribute and promote the Products in the Area on a non-exclusive basis under all the other terms of this Agreement. In the event that EMD is unable to meet its target minimum purchase obligations for two consecutive years, SKVI shall also have the right to terminate the exclusivity of the EMD distribution rights hereunder.

2.3  Equity Option. SKVI and EMD agree to negotiate in good faith a definitive stock option agreement whereby EMD would have the right to acquire a 10% interest in SKVI at an appropriate cost of $US 1,000,000 if exercised prior to December 31, 2006.

3. PRICE OF PRODUCT/ EMD COMPENSATION

3.1 Determination of Price. Unless otherwise agreed upon by the parties, Product shall be sold to EMD by SKVI at prices as are based those in the column noted “List Price” in Schedule “B” which is linked to the Revenue milestones in Schedule “C”, as may be amended by the parties from time to time. Prices shall not include taxes, if any, which shall be payable by EMD. The parties agree to regularly meet and discuss current market conditions and opportunities where volume price discounts might be desirable or necessary to achieve additional Product sales.

3.2 Commission / Compensation to EMD. As set forth in Schedule “C”, EMD’ shall be entitled to the specified percentage on the gross revenues generated from sales and / or licensing of Product made by EMD and SKVI to customers in the Field pursuant to this Agreement.

3.3 Customer Supply Commitment. For each customer, EMD and SKVI shall agree upon firm pricing regarding customer specific supply, such Customer Specific Supply Agreements shall be in writing and shall further prescribe, inter alia, the customer, product, product specification, quantities, term, intellectual property licenses, and all other terms particular to the circumstance and as agreed upon by EMD and SKVI (hereinafter “Customer Specific Supply Agreements”). Such Customer Specific Supply Agreements shall incorporate all rights and obligations stated herein and shall control over the terms of this Agreement.

3.4 Current Price. Except as otherwise agreed by the parties under Section 3.3, and 3.1 for orders accepted by SKVI under Section 5.1, SKVI reserves the right to revise prices as soon as notified by any of its raw ingredient suppliers and shall provide written notice of any such price revision immediately. Any price revision shall be limited to documented changes in the costs of raw materials, labor and/or energy.

4. PAYMENT FOR PRODUCTS

4.1 Terms of Payment. Unless otherwise agreed, all payments due SKVI shall be made within forty five (45) days following the date of the invoice for the Product shipped.

5. ACCEPTANCE OF ORDERS AND SHIPMENT OF PRODUCTS

5.1 Acceptance of Orders. Except as otherwise agreed by the parties in any Customer Specific Supply Agreement under Section 3.3, SKVI will not be bound by any order placed by EMD for the Product until such order has been accepted by SKVI in writing at its offices in Las Vegas, Nevada. SKVI shall use all commercially reasonable efforts to accept all orders from EMD.

5.2 Inconsistent Terms in an Order. This Agreement shall supersede any and all pre-printed terms on any purchase orders, invoices, order acknowledgments and other related documents exchanged by the parties, excluding Customer Specific Supply Agreements entered into under Section 3.3.

5.3 Forecasts. EMD shall provide SKVI with such projections of its requirements for Product as is reasonable and agreed upon from time to time, so that SKVI can ensure that the necessary raw materials are procured. Should the quantity of Invisicare® be smaller than EMD's annual projection of its requirement for the respective year, SKVI will endeavor to make alternative supply arrangements.

5.4 Shipping of the Product. SKVI shall ship to EMD Product set forth in an order accepted by SKVI within the time specified in such order. Delivery of all Product sold by SKVI to Distributor shall be f.o.b., place of manufacture. The method and route of shipment, unless specified by EMD, shall be at the discretion of SKVI.

5.5 Return of Product.

5.5.1 Non-defective Product. EMD shall not return non-defective Product without prior written authorization of SKVI for such return. EMD shall bear all costs and expenses of returning Product and all risk of loss until returned Product are received at the address of SKVI set forth above, or at such other location as SKVI shall have designated for return. All returned Product must be received by SKVI in their original, unopened and completely resaleable containers. Product without original markings and/or labels will not be accepted for return.

5.5.2 Defective Product. EMD or its customers may return defective Product to SKVI, at the expense of SKVI.

5.6 Quality Control. SKVI will adhere to good manufacturing practice (GMP) requirements and procedures, including without limitation those relating to quality control to assure Product conforms to the quality and Specifications as set out under this Agreement.

6. UNDERTAKINGS OF THE PARTIES

6.1 Sale of Product. EMD, its representatives and employees, shall conduct all marketing and sales activities in connection with Product in a manner, consistent with applicable laws and standards of fair trade, fair competition and business ethics.

6.2 Marketing Efforts. EMD will use reasonable, commercial efforts to diligently and faithfully develop demand for Product and to solicit purchases of Product. At all times hereunder, EMD shall maintain adequate facilities and personnel to accomplish this purpose.

6.3 Technical Support. EMD and SKVI shall collaborate to develop customer specific Product applications as desired by customers in the Field. SKVI represents and warrants that it possesses and will maintain adequate facilities and technical and scientific resources to fulfill customer needs related to Product for application in the Field.

6.4 Technical Data. SKVI represents and warrants that it has provided EMD with true and complete copies of all relevant literature, toxicological studies and efficacy studies and similar technical information (collectively, “Technical Information”), either in its possession or known to it, and SKVI will continue to provide EMD and its customers such additional Technical Information as SKVI becomes aware of it and as is necessary to serve the purposes of this Agreement.

6.5 Regulatory Matters.

6.5.1 SKVI shall develop and maintain an adequate quality system, including Product lot tracking data base, sufficient to satisfy applicable legal requirements and Product Specification requirements set forth in Schedule A, and shall make such systems and data available to EMD and its customers.

6.5.2 Each party shall keep the other informed of any formal or informal inquiry relating to any Product sold hereunder by any regulatory agency of any state or national government.

6.5.3 Should any Product defect or any governmental action require the recall, destruction or withholding from market (hereafter collectively "recall") of any Product sold by SKVI to EMD, EMD shall bear the costs and expenses of such recall only if such recall is the direct result of any fault or omission attributable to EMD; SKVI shall bear the costs and expenses of such recall if such recall is the direct result of any fault or omission attributable to SKVI, including without limitation failure of the Product to meet Specification or as a result of a breach of any term contained herein .

6.5.4 SKVI shall notify EMD in writing of any proposed changes in its supplier’s manufacturing process which affect dose, form, or function of Product or any components of Product, including but not limited to any changes that affect written quality plans for production or written quality procedures respecting same, as well as any changes outside the validated process, in manufacturing procedures, component part or raw materials vendors, manufacturing sites or batch sizes. Upon such notice, the parties shall confer and agree upon a reasonable time frame within which EMD may evaluate and communicate to SKVI its approval or disapproval of any such change provided, however, that EMD shall not unreasonably withhold its approval of any such change.

6.5.5 Upon reasonable prior notice, SKVI shall, from time to time during the term of this Agreement, allow representatives of EMD to tour and inspect all facilities utilized by SKVI with regard to Product sold to EMD under this Agreement, and shall cooperate with such representatives in every reasonable manner.

6.5.6 Each party will comply with all applicable foreign, and domestic federal, state and local laws in the performance of its obligations hereunder, including, but not limited to, laws and regulations governing the sale or offering for sale of Product, and restrictions or regulations with respect to packaging, labeling, promoting, export, health and safety, tax or licensure of purchasers.

6.6 SKVI Inventory. SKVI will maintain such inventories as required by any Customer Specific Supply Agreements, and in the absence of such commitment such amounts as is commercially reasonable.

6.7 SKVI Rights. SKVI hereby represents and warrants to EMD that SKVI is the owner of, or otherwise has all necessary and sufficient rights (including, without limitation, intellectual property rights) to manufacture, use, market, distribute and grant to EMD the rights set forth herein with respect to, the Product.

6.8 Mutual Representations. Each party represents and warrants to the other party that:

6.8.1 Such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

6.8.2 The execution of this Agreement by such party and the performance by such party of its obligations and duties hereunder do not and shall not violate any agreement by which such party is bound; and

6.8.3 When executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

6.9  Other Obligations. EMD and SKVI shall further adhere to any and all obligations and undertakings agreed upon in relation to each Customer Specific Supply Agreements under Section 3.3.

7. LIMITED WARRANTY AND EXCLUSIVE REMEDY

7.1 Warranty. SKVI warrants that the Product shall conform to the Specifications, shall be manufactured in strict compliance to all relevant current good manufacturing practice (cGMP) requirements and procedures, and that no Product delivered to EMD under this Agreement will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or within the meaning of any other applicable law in which the definition of adulteration or misbranding are substantially the same as those contained in the Food, Drug and Cosmetic Act, as such laws are constituted and effective at the time of such shipment or delivery, or as an article which may not, under the provisions of Section 601 and 602 of such Act, be introduced into interstate commerce.

EXCEPT FOR THE WARRANTY SET FORTH IN THIS SECTION 7.1, SKVI MAKES NO OTHER WARRANTY OF ANY KIND WITH REGARD TO PRODUCT WHETHER EXPRESS, ARISING BY OPERATION OF LAW, OR IMPLIED BY COURSE OF DEALING, USAGE OR TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN SKVI SHALL NOT IN ANY CIRCUMSTANCE BE LIABLE TO EMD FOR SPECIAL OR CONSEQUENTIAL DAMAGES.

SKVI agrees that EMD may grant to its Product customers the same warranty granted to it by SKVI and SKVI shall honor and be obligated to the Product customers under the warranty as though SKVI had granted the same directly to the customers. EMD shall inform SKVI within a reasonable time (no longer than 10 business days) after EMD becomes aware of any liability claim by a third party.

7.2 EMD is familiar with the SKVI Product and will become familiar with the requirements of the safety codes and laws of the states and nations in which it sells and delivers Product under this Agreement; provided however, that such familiarity will be limited to applications of the Product in the Field. Whenever EMD learns of any changes in any such code or law which would require changes in the Product as it is used in the Field, EMD will advise and consult with SKVI about such changes.

7.3 The foregoing warranty may be modified by the parties by way of a subsequent written agreement, including Customer Specific Supply Agreements entered into under Section 3.3.

8. PATENT CLAIMS

8.1 Covenant Not to Sue. SKVI hereby grants a license to EMD, any of its sub-distributors under Section 2.1 and any of their collective customers for the use, application and resale of Product in the Area and in the Field under any patent rights which SKVI now holds, or which SKVI may acquire hereafter under any patent encompassing the Product, for so long as said Product remains subject to the terms of this Agreement (and with respect to said customers for so long as the customers utilize Product purchased from EMD prior to the termination of this Agreement). SKVI hereby further covenants that SKVI shall not sue nor otherwise attempt to enforce against EMD, any of its sub-distributors under Section 2.1 or any of their collective customers any patent rights which SKVI now holds, or which SKVI may acquire hereafter under any patent encompassing the Product, for so long as said Product remains subject to the terms of this Agreement (and with respect to said customers for so long as the customers utilize Product purchased from EMD prior to the termination of this Agreement).

8.2 Non-Infringement. SKVI shall make reasonable and diligent commercial efforts to formulate, produce and package the Product in a manner which shall not infringe the intellectual property rights, including patent rights, of any third party. SKVI represents that, to the best of SKVI’s knowledge, the performance by EMD, and any of its sub-distributors under Section 2.1, of any of the activities contemplated by this Agreement shall not infringe the intellectual property rights, including patent rights, of any third party. SKVI shall, at its expense, defend any claim or action brought against EMD, and EMD’s subsidiaries, affiliates, directors, officers, employees, agents and independent contractors (collectively, the “Indemnitees”), that the Products as provided and used under this Agreement infringe or violate any patent, copyright, trademark, trade secret or other proprietary right of a third party.

8.3 EMD’s Activities. EMD shall not, at any time, do or cause to be done any act or thing contesting or in any way impairing or damaging or tending to impair or damage any part of SKVI’s patent rights or other intellectual property rights, or SKVI’s rights therein, or the value or goodwill inherent therein. During the term of this Agreement, as long as SKVI’s patent rights are enforced and are not impaired, EMD will not manufacture, market, distribute or sell any Product not acquired through this Agreement.

8.4 Joint Development. EMD may file patent applications for the results of any EMD customer Product application work and/or claim substantiation efforts. SKVI will provide any information reasonably requested by EMD to enable EMD to prosecute any such patent applications. Any such issued patents shall be owned jointly by SKVI and EMD, except that SKVI agrees to assign to EMD exclusivity within the Field

8.5 Notification of Infringement. EMD shall promptly notify SKVI in writing in the event EMD is informed or has reason to believe that any non-customer, third party is infringing a SKVI patent covering Product, or any parts or components thereof, or otherwise copying, imitating or reproducing Product or any parts or components thereof.

8.6  Trademark. SKVI grants to EMD, any of its sub-distributors under Section 2.1 and any of their collective customers the right to use the trademark Invisicare® in relation to the use, application and resale of Product in the Area and in the Field for so long as said Product remains subject to the terms of this Agreement (and with respect to said customers for so long as the customers utilize Product purchased from EMD prior to the termination of this Agreement).

9. PRODUCT LIABILITY CLAIMS

Each party shall notify the other promptly of any product liability claim or action brought with respect to Product, and shall reasonably cooperate with the other in the investigation and resolution of any such claim or action. Each party shall indemnify and hold harmless the other and its shareholders, officers, directors, employees and representatives against, and in respect of, any and all losses, suits, claims, actions, liabilities, expenses (including, without limitation, fees and disbursements of legal counsel and expenses of litigation) and damages of every kind for injury to or death of any person or persons and for damage to or loss of property, arising out of or attributed, directly or indirectly, to the negligence, recklessness or intentional misconduct of the indemnifying party.

10. CONFIDENTIAL INFORMATION

Neither party shall use or disclose to any third party any confidential information concerning the business or Product of the other party which a party may acquire while fulfilling its obligations under this Agreement (or under any prior agreements between SKVI and EMD ). Each party shall take all necessary precautions to prevent any such disclosure by its employees, officers, directors and representatives. Each party acknowledges that all right, title and interest in and to the aforesaid confidential information of the other party is vested in that party and that such information is the sole property of that party. For purposes of this Agreement, the term "confidential information" shall include, but not be limited to, trade secrets and unpatentable intellectual property.

11. INSURANCE

Insurance SKVI. SKVI agrees to maintain products liability insurance containing a vendor's endorsement covering all Products sold pursuant to the terms of this Agreement with minimum limits of $2,000,000 for combined bodily injury and property damage providing that such insurance shall not be cancelled without at least thirty (30) days prior written notice to EMD .

12. INDEPENDENT CONTRACTOR RELATIONSHIP

EMD shall be deemed to be an independent contractor with respect to all matters relating to this Agreement and shall bear all of its own expenses in connection with this Agreement. Except as provided in Section 7, EMD shall have no authority, whether express or implied, to assume or create any obligation on behalf of SKVI nor shall EMD issue or cause to be issued any price quotations or draft any letters or documents under the name of SKVI, but rather shall use its own name for such purposes.

13. TERM AND CANCELLATION

13.1  Initial Term / Renewal Terms. The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31_, 2008 and shall automatically renew for successive terms of three (3) years each unless EMD provides fourteen (14) months or SKVI provides fourteen (14) months prior written notice to the other party of its intention to terminate or not renew this Agreement at the end of the initial or any renewal term.

13.2 Expiration Rights of EMD. In the event of the expiration of this Agreement due to non-renewal by SKVI, and the absence of a controlling provision within a Customer Specific Supply Agreement, should SKVI continue to supply a customer originally obtained by EMD under this Agreement, EMD shall be entitled to receive compensation from SKVI as provided under Section 3.2 for a period of three (3)) years following the expiration date. In the event of the expiration of this Agreement due to non-renewal by SKVI, and the absence of a controlling provision within a Customer Specific Supply Agreement, should SKVI elect to no longer supply material to EMD’s customers in the Field, SKVI shall grant to EMD a non-exclusive, royalty free, fully paid up, world wide license, with the right to grant sub-licenses, to make, have made, use and sell Product, to EMD’s customers in the Field.

14. TERMINATION

This Agreement shall be terminable or shall terminate if and when any of the following events occur:

14.1 Breach of Agreement by EMD. SKVI may terminate this Agreement immediately upon written notice to EMD if EMD fails to cure any and all breaches of its obligations hereunder within thirty (30) days after delivery by SKVI to EMD of written notice of such breach or breaches, provided that it is possible through commercially reasonable means to cure such breach within such time.

14.2 Breach of Agreement by SKVI. EMD may terminate this Agreement immediately upon written notice to SKVI if SKVI fails to cure any and all breaches of its obligations hereunder within thirty (30) days after delivery by EMD to SKVI of written notice of such breach or breaches, provided that it is possible through commercially reasonable means to cure such breach within such time.

14.3 Bankruptcy or Cessation of Business. This Agreement shall terminate automatically upon cessation of business, election to dissolve, dissolution, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, or filing of any petition in bankruptcy or for relief under the provisions of the bankruptcy laws, by or of EMD or SKVI.

14.4 Interference with Distribution Rights. In addition to other remedies provided for hereunder and in law and equity, EMD may terminate this Agreement immediately upon written notice to SKVI if its exclusive Product distribution rights are impaired, abridged, disrupted or otherwise limited in any manner, directly or indirectly, by the actions of SKVI.

14.5 Termination Rights of EMD. In the event of the termination of this Agreement under Section 14.1 above, EMD shall be entitled to receive compensation from SKVI as provided under Section 3.2 for a period of two (2) years following the termination date. In the event of the termination of this Agreement under Sections 14.2, 14.3 (for SKVI’s cessation of business, election to dissolve, etc.), or 14.4, SKVI shall grant to EMD a world wide, royalty free, fully paid up license, with the right to grant sub-licenses, to make, have made, use and sell Product, within the Field.

15. RIGHTS AND OBLIGATIONS UPON TERMINATION OR CANCELLATION

Upon the termination, non-renewal or cancellation of this Agreement:

15.1 Obligations of EMD. EMD agrees to return to SKVI any unused sales literature, Technical Information (as such term is defined in §6.3 above) and other such materials supplied to it by SKVI as well as any and all other supporting documents made available by SKVI to EMD.

15.2 Disposal of Product. EMD shall follow any reasonable instructions from SKVI regarding the disposal of any remaining Product; provided, however, SKVI may, within a period of sixty (60) days following the Termination Date repurchase from EMD any or all remaining salable products as described under Return of Non-defective Product, §5.5.1.

15.3 Continuing Obligations. Each party shall abide by and uphold any and all rights or obligations of the other accrued or existing as of the Termination Date, including, but not limited to, any obligation of EMD to pay any amount which may then be owing to SKVI for any Product which may have been delivered to EMD prior to such termination, and any obligation of SKVI to fulfill unshipped orders for Product which is shown to SKVI's satisfaction to have been sold by EMD pursuant to a valid and binding obligation prior to such termination. The acceptance of orders from EMD after termination of this Agreement or the continued sale of Product to EMD or any other act after termination of this Agreement shall not be construed as a renewal of this Agreement for any further term nor as a waiver of the termination.

16. MISCELLANEOUS

16.1 Force Majeure. Neither party shall be liable for any loss, damage, detention, delay or failure to perform in whole or in part, resulting from causes beyond control of the party, including, but not limited to, fires, strikes, insurrections, riots, embargoes, shortages of motor vehicles, delays in transportation, inability to obtain supplies of raw materials, or requirements or regulations of the United States government or any other civil, governmental or military authority. In no event shall either party be liable for consequential damages. In the event of a force majeure, which impairs SKVI’s ability to supply Product, the parties shall use all commercially reasonable efforts to avoid disruption of supply of Product to EMD’s customers, including if necessary, the use of a third party manufacturer or the licensing of EMD or its customers to make, have made, use and sell Product for so long as the force majeure event is reasonably expected to last and some reasonable length of time thereafter.

16.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between them. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

16.3 Construction. The language of this Agreement and of each and every paragraph, term and/or provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances be construed as a whole, according to its meaning, not strictly for or against EMD or SKVI and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

16.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom or which notice is to be given, or on the seventh (7th) day after mailing if mailed to the party to whom or which notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed to the party to receive the notice at the following address or at any other address given to the other party in the manner provided by this §16.4.

If to EMD:                                             EMD Chemicals Inc.
7 Skyline Drive
Hawthorne, NY 10532
Attn.: Vice President, Pigments

With a copy to:                                    EMD Chemicals Inc.
480 S. Democrat Road
Gibbstown, NJ 08027
Attn.: Legal Department

If to SKVI:                            Skinvisible Pharmaceuticals, Inc.
                          6320 S. Sandhill Rd.
                          Suite 10,
                          Las Vegas, NV 89120
                          Attn: Mr. Terry Howlett, Pres.

If notice shall be sent by telefax or cable, a confirming copy of such telefax or cable shall be sent by mail to the addressee. Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the other party hereto when prompt notification is required, but, it is understood that such oral notice shall in no way satisfy the requirement of a written notice.

16.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

16.6 Assignment. This Agreement constitutes a personal contract among the parties. Neither party may transfer or assign this Agreement or any part thereof without the prior written approval of the other, which approval shall not be unreasonably withheld. Provided, however, either party hereto may without such consent, assign this Agreement in connection with the sale or transfer of all or substantially all of its business or in connection with a merger or other consolidation with another entity.

16.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association; provided, however, that this clause shall not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate. The arbitration shall be conducted either in White Plains, NY or Las Vegas, Nevada at the option of the claimant. Any award or determination of the arbitration tribunal shall be final, nonappealable, and conclusive upon the parties, and judgment thereon may be entered by any court of competent jurisdiction.

16.8Governing Law. This Agreement shall be governed by and construed in accordance with the laws the State of New York, without regard to New York choice-of-law principles.

16.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.10 Captions. The captions of the sections and subsidiary sections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

INTENDING TO BE LEGALLY BOUND, SKVI and EMD have executed this Agreement as of the date first written above.

Skinvisible Pharmaceuticals, Inc.                 EMD CHEMICALS INC.

By: /s/ Terry Howlett          By: /s/ Douglas S. Brown
Name: Terry Howlett    Name: Douglas S. Brown

Title: President                                                   Title: President & CEO

Date: October 7, 2005                                        Date: October 6, 2005

SCHEDULE “A”

PRODUCT SPECIFICATIONS

Each Invisicare® customer of EMD will be provided with a customized polymer complex formulation designed to optimize the delivery of the customer’s active ingredient. EMD will analyze the first three batches of Product produced by SKVI for a particular customer/order after which EMD and its customer will choose the final Product formulation for said customer/order and document the same for SKVI. After the choice of the final formulation as been documented, SKVI shall deliver Product for said customer/order which shall conform to said final formulation.

Each Product delivery shall include the following:

Certificate of GMP compliance from producer

Certificate of BSE-free origin

Certificate of pesticide-free origin

SCHEDULE “B”

PRODUCT PRICING

Product Description*

Skinvisible Trade Name	INCI Name	List Price per lb, f.o.b. Las Vegas, NV
Invisicare© Polymer Base M-1	PVM/MA Copolymer - VP / Hexadecene Copolymer - VP / Eicosene Copolymer	*
Invisicare© Polymer Base C-5	Cellulose Gum - VP / Hexadecene Copolymer - VP / Eicosene Copolymer	*
Invisicare© Polymer Base D-1	Dextran - VP / Hexadecene Copolymer - VP / Eicosene Copolymer	*
Invisicare© Polymer Base P-8	PVP - VP / Hexadecene Copolymer - VP/ Eicosene Copolymer	*
Invisicare© Polymer Base S-3	Zea Mays (Corn) Starch - VP / Hexadecene Copolymer - VP / Eicosene Copolymer	*
* The confidential portion has been omitted and filed separately with the Securities and Exchange Commission

* Additional Product variations shall be added as required.

EMD Pricing

EMD pricing shall be on a list less basis which is consistent with the revenue sharing model contained in Schedule “C.

SCHEDULE “C”

COMMISSION / COMPENSATION TO EMD.

As set forth below, EMD shall be entitled to receive the specified percentage on the gross revenues generated from sales and / or licensing of Product by EMD and SKVI to customers in the Field pursuant to this Agreement. Revenue amounts used in calculating the % of commission to be earned shall be cumulative starting from the Effective Date of this Agreement.

Revenue Amounts

*

*  The confidential portion has been omitted and filed separately with the Securities and
Exchange Commission

SCHEDULE “D”

TARGET MINIMUM REVENUE MILESTONES

Revenues shall mean all income derived in any fashion by EMD and/or SKVI on the sale of Product pursuant to the Agreement, including: 1) income from license fees from customers for Product 2) income to SKVI on the sale of polymers to EMD or its Customers and 3) any royalty income related to Products sold to EMD or its customers..

Minimum Revenue Milestones:

Year 1 - *
Year 2 - *
Year 3 - *

*

*  The confidential portion has been omitted and filed separately with the Securities and
Exchange Commission